IMMEDIATE RELEASE
June 6, 2018

UNITED NATURAL FOODS, INC. REPORTS THIRD QUARTER FISCAL 2018 RESULTS

Net Sales Increased 11.8% to Record $2.65 Billion

Updates Fiscal 2018 Guidance

Providence, Rhode Island- June 6, 2018 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company" or "UNFI") today reported financial results for the third quarter of fiscal 2018 ended April 28, 2018.

Third Quarter Fiscal 2018 Highlights

	13-Week Period Ended
($ in thousands, except for per share data)	April 28, 2018	April 29, 2017	Change
Net Sales	$2,648,879	$2,369,556	$279,323	11.8%
Operating Income	$82,157	$64,946	$17,211	26.5%
Adjusted Operating Income(1)	$82,308	$68,892	$13,416	19.5%
Net Income	$51,891	$36,587	$15,304	41.8%
Adjusted EBITDA(1)	$104,041	$90,364	$13,677	15.1%
Earnings Per Diluted Share (EPS)	$1.02	$0.72	$0.30	41.7%
Adjusted EPS(1)	$1.04	$0.77	$0.27	35.1%
(1) Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

“We delivered strong results for the quarter underscoring the strength of our market position as we continue to grow amid continuous change in the retail landscape. UNFI continues to be an important connector between manufacturers, brick and mortar retailers as well as eCommerce customers. We are pleased with the continued momentum in our business and we continue to work to balance and improve upon the challenges associated with this higher-than-expected growth. Our outlook for the remainder of fiscal 2018 has improved, as reflected in the revised guidance.” said Steven L. Spinner, Chairman and Chief Executive Officer.

Third Quarter Fiscal 2018 Summary
Net sales for the third quarter of fiscal 2018 increased 11.8%, or $279.3 million, to $2.65 billion from $2.37 billion in the third quarter of fiscal 2017 due to continued increase in demand for our products. Net sales by customer channel for the third quarter of fiscal 2018 and growth over the comparable period in fiscal 2017 were as follows (in millions):

		13-Week Period Ended
Customer Channel	Y-o-Y Growth	April 28, 2018
Supernatural chains	24.3%	$992
Independently owned natural products retailers	6.1%	664
Conventional supermarket	3.7%	718
Other	8.3%	275
Total		$2,649

Gross margin for the third quarter of fiscal 2018 was 15.41%, reflecting a 5 basis point decrease over last fiscal year's third quarter. This decrease was primarily driven by a shift in customer mix where sales growth with lower margin customers outpaced growth with other customers, coupled with an increase in inbound freight costs. Gross margin for the third quarter included the positive impact of a change in accounting estimate of $20.9 million as the Company revised its calculation for its accrual for inventory purchases. This change of estimate was initiated based on higher-than-expected business growth and enhancements in our shared services processes and included an analysis of historical data. Substantially all of this change is related to inventory purchases from the current fiscal year and its impact is included in the consolidated results described below for the quarter and fiscal year-to-date period.

Total operating expenses were $325.9 million, or 12.30% of net sales, for the third quarter of fiscal 2018 compared to $301.4 million, or 12.72% of net sales, for the third quarter of fiscal 2017. Total operating expenses in the third quarter of fiscal 2018 included restructuring charges of approximately $0.2 million, primarily associated with the Company's previously announced fiscal 2017 restructuring plan. Total operating expenses in the third quarter of fiscal 2017 included $3.9 million of restructuring charges primarily related to severance and other associate separation costs.

Adjusted operating expenses, which exclude restructuring charges, were $325.8 million, or 12.30% of net sales, for the third quarter of fiscal 2018 compared to adjusted operating expenses of $297.5 million, or 12.55% of net sales, for the third quarter of fiscal 2017. The decrease in adjusted operating expenses as a percentage of net sales was primarily driven by leveraging of fixed costs, partially offset by increased labor costs associated with higher than expected product demand.

Operating income increased $17.2 million, or 26.5%, to $82.2 million for the third quarter of fiscal 2018 compared to $64.9 million for the third quarter of fiscal 2017.

Adjusted operating income, which excludes restructuring charges, was $82.3 million for the third quarter of fiscal 2018, an increase of $13.4 million, or 19.5%, compared to adjusted operating income of $68.9 million for the third quarter of fiscal 2017.

Effective tax rate for the third quarter of fiscal 2018 decreased to 33.3% from 39.4% in the same period last fiscal year. Excluding tax expense of $1.0 million recorded in the third quarter of fiscal 2018 associated with the remeasurement of U.S. net deferred tax liabilities resulting from the Tax Cuts and Jobs Act of 2017 ("Tax Act"), the Company's adjusted effective tax rate decreased to 32.0% for the third quarter of fiscal 2018.

Net income for the third quarter of fiscal 2018 increased $15.3 million, or 41.8%, to $51.9 million, compared to $36.6 million for the third quarter of fiscal 2017.

Adjusted EBITDA for the third quarter of fiscal 2018 was $104.0 million, an increase of 15.1% compared to adjusted EBITDA of $90.4 million for the third quarter of fiscal 2017.

EPS increased $0.30 to $1.02 for the third quarter of fiscal 2018 compared to $0.72 for the third quarter of fiscal 2017.

Adjusted EPS increased $0.27, or 35.1%, to $1.04 for the third quarter of fiscal 2018 compared to adjusted EPS of $0.77 for the third quarter of fiscal 2017.

Fiscal 2018 Year to Date Summary
Net sales for the 39-week period ended April 28, 2018 ("fiscal year-to-date") totaled $7.63 billion, a 10.1% increase over the comparable prior fiscal year period. Net sales by customer channel for the fiscal year-to-date period and the growth over the comparable prior year period were as follows (in millions):

		39-Week Period Ended
Customer Channel	Y-o-Y Growth	April 28, 2018
Supernatural chains	19.4%	$2,776
Independently owned natural products retailers	6.1%	1,922
Conventional supermarket	4.9%	2,150
Other	5.2%	787
Total		$7,634	*
* Reflects rounding

Gross margin for the fiscal year-to-date period decreased 27 basis points to 15.02% compared to 15.29% for the prior fiscal year period. This decrease was primarily driven by a shift in customer mix where sales growth with lower margin customers outpaced growth with other customers coupled with an increase in inbound freight costs.

Total operating expenses for the fiscal year-to-date period increased $73.6 million, to $969.4 million, or 12.70% of net sales, compared to $895.8 million, or 12.92% of net of sales, for the prior fiscal year period. Total operating expenses for the fiscal year-to-date period included $11.4 million of restructuring and impairment expenses, primarily related to the Company's Earth Origins Market retail business. Total operating expenses for the comparable prior fiscal year period included $3.9 million of restructuring charges, primarily related to the Company's fiscal 2017 restructuring program.

Adjusted operating expenses, which exclude restructuring and impairment charges noted above, were $958.0 million, or 12.55% of net sales, for the fiscal year-to-date period compared to adjusted operating expenses of $891.8 million, or 12.86% of net sales, for the prior fiscal year period.

Operating income for the fiscal year-to-date period increased $12.9 million, or 7.8%, to $177.5 million, compared to $164.6 million the prior fiscal year period.

Adjusted operating income, excluding restructuring and impairment expenses noted above, for the fiscal year-to-date period increased 12.1% to $188.9 million compared to adjusted operating income of $168.5 million for the prior fiscal year period.

Effective tax rate for the fiscal year-to-date period decreased to 20.3% from 39.5% in the same period last fiscal year. Excluding the provisional one-time net tax benefit of $20.9 million recorded in fiscal 2018 associated with the remeasurement of U.S. net deferred tax liabilities resulting from the Tax Act, the Company's adjusted effective tax rate decreased to 32.8% for the fiscal year-to-date period.

Net income for the fiscal year-to-date period increased $41.6 million, or 45.6%, to $132.9 million, compared to $91.3 million for the same period last fiscal year.

Adjusted EBITDA for the fiscal year-to-date period was $254.8 million, an increase of 9.6% compared to adjusted EBITDA of $232.4 million in the same period last fiscal year.

EPS for the fiscal year-to-date period increased $0.81 to $2.61 compared to $1.80 in the same period last fiscal year.

Adjusted EPS increased $0.50, or 27.0% to $2.35 for the fiscal year-to-date period compared to adjusted EPS of $1.85 in the same period last fiscal year.

Cash Flow Generation, Balance Sheet and Repurchase Program

	13-Week Period Ended			39-Week Period Ended
(in thousands)	April 28, 2018	April 29, 2017	Change	April 28, 2018	April 29, 2017	Change
Cash Flow from Operations	$(20,047)	$66,188		$(55,166)	$163,097
Less: Capital Expenditures	14,111	17,330		29,646	40,004
Free Cash Flow	$(34,158)	$48,858	$(83,016)	$(84,812)	$123,093	$(207,905)

The Company’s liquidity position remains strong with availability of $528.5 million as of April 28, 2018, under its revolving credit facility.
Pursuant to the authorized share repurchase program of $200 million announced October 6, 2017, for the fiscal year-to-date period, the Company purchased 564,660 shares of its common stock at an aggregate cost of $22.2 million.

Fiscal 2018 Guidance
Based on UNFI's performance to date and the outlook for the remainder of fiscal 2018, the Company is updating its guidance for fiscal year 2018.

	Current Guidance		Previous Guidance
Fiscal Year (FY) Ending July 28, 2018	FY 2018	Y-o-Y Growth	FY 2018	Y-o-Y Growth
Net Sales ($ in billions)	$10.23 - $10.28	10.3% - 10.8%	$10.01 - $10.16	8.0% - 9.5%
EPS	$3.39 - $3.44	32.2% - 34.2%	$3.27 - $3.35	27.7% - 30.9%
Adjusted EPS(1)	$3.18 - $3.23	23.6% - 25.6%	$3.06 - $3.14	19.5% - 22.7%
Effective Tax Rate	23.8% - 24.1%		23.8% - 24.3%
Adjusted Effective Tax Rate(1)	32.1% - 32.4%		33.0% - 33.3%
Capital Expenditures as a % of Net Sales	0.6% - 0.7%		0.6% - 0.7%

•
Adjusted EPS excludes the restructuring and impairment charges and the estimated impact of the one-time tax benefit related to the remeasurement of U.S. net deferred tax liabilities resulting from the Tax Act.

•	Adjusted Effective Tax Rate excludes the impact of the estimated benefit related to the remeasurement of net deferred tax liabilities as a result of the Tax Act.

Conference Call & Webcast
The Company's third quarter fiscal 2018 conference call and audio webcast will be held today, Wednesday, June 6, 2018 at 5:00 p.m. EDT. The webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 120 days.

About United Natural Foods
UNFI delivers healthier food options to people throughout the United States and Canada. UNFI distributes over 110,000 products to more than 43,000 customer locations including natural product superstores, independent retailers, conventional supermarket chains, eCommerce retailers, and food service customers. Recognized as one of the most effectively managed U.S. companies, UNFI was named in the “Management Top 250” list by the Wall Street Journal in 2017. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

INVESTOR CONTACT:
Faten Freiha
Director, Investor Relations and Corporate Strategy
401-528-8634

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on September 26, 2017 and its quarterly reports on Form 10-Q filed with the SEC on December 7, 2017 and March 8, 2018, and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment; changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased sales to its single supernatural chain customer and conventional supermarkets and supermarket chains and the resulting lower gross margins on those sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; increased competition in the Company's industry as a result of increased distribution of natural, organic and specialty products by conventional grocery distributors and direct distribution of those products by large retailers and online distributors; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company and to achieve the efficiencies and cost savings from these efforts; the addition or loss of significant customers or material changes to the Company's relationships with these customers; volatility in fuel costs; volatility in foreign exchange rates; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; consumer demand for natural and organic products outpacing suppliers’ ability to produce those products and challenges the Company may experience in obtaining sufficient amounts of products to meet the Company's customers' demands; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; the Company's ability to realize the anticipated benefits from its decision to close certain of its Earth Origins Market (“Earth Origins”) stores and for the restructuring costs related to Earth Origins to be within the Company's current estimates; the possibility that the Company may recognize restructuring charges with respect to its Earth Origins business in excess of those estimated for the remainder of fiscal 2018; and changes in interpretations, assumptions, and expectations regarding the Tax Cuts and Jobs Act, including additional guidance that may be issued by federal and state taxing authorities. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted operating expenses, adjusted operating income, adjusted EBITDA, adjusted earnings per diluted common share, adjusted effective tax rate, and free cash flow. The Company has also included in this press release non-GAAP financial measures for estimated adjusted earnings per diluted common share and adjusted effective income tax rate for the fiscal year ending July 28, 2018. The non-GAAP measures adjusted operating expenses, adjusted operating income, adjusted earnings per diluted share and estimated adjusted earnings per diluted share all exclude restructuring and asset impairment expenses. Adjusted earnings per diluted common share and estimated adjusted earnings per diluted common share also exclude a net tax benefit related to tax reform. The non-GAAP measure adjusted EBITDA excludes depreciation, amortization, other expense and income, net, income taxes, and restructuring and asset impairment expenses. The non-GAAP measures adjusted effective tax rate and estimated adjusted effective tax rate exclude a net tax benefit related to tax reform. The non-GAAP measure estimated adjusted effective tax rate also excludes restructuring and asset impairment expenses. Free cash flow is cash flows from operating activities less capital expenditures. The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting non-GAAP financial measures aids in making period-to-period comparisons and is a meaningful indication of its actual and estimated operating performance. The Company's management utilizes and plans to utilize this non-GAAP financial information to compare the Company's operating performance during the 2018 fiscal year to the comparable periods in the 2017 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except for per share data)

	13-Week Period Ended		39-Week Period Ended
	April 28, 2018	April 29, 2017	April 28, 2018	April 29, 2017
Net sales	$2,648,879	$2,369,556	$7,634,435	$6,933,438
Cost of sales	2,240,792	2,003,195	6,487,610	5,873,116
Gross profit	408,087	366,361	1,146,825	1,060,322
Operating expenses	325,779	297,469	957,964	891,820
Restructuring and asset impairment expenses	151	3,946	11,393	3,946
Total operating expenses	325,930	301,415	969,357	895,766
Operating income	82,157	64,946	177,468	164,556
Other expense (income):
Interest expense	4,468	4,225	12,368	13,188
Interest income	(121)	(82)	(308)	(278)
Other expense (income), net	(24)	478	(1,305)	760
Total other expense, net	4,323	4,621	10,755	13,670
Income before income taxes	77,834	60,325	166,713	150,886
Provision for income taxes	25,943	23,738	33,831	59,600
Net income	$51,891	$36,587	$132,882	$91,286
Basic per share data:
Net income	$1.03	$0.72	$2.63	$1.81
Weighted average basic shares of common stock outstanding	50,424	50,601	50,563	50,554
Diluted per share data:
Net income	$1.02	$0.72	$2.61	$1.80
Weighted average diluted shares of common stock outstanding	50,751	50,801	50,816	50,718

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except for per share data)

	April 28, 2018	July 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$21,758	$15,414
Accounts receivable, net	635,190	525,636
Inventories	1,195,860	1,031,690
Deferred income taxes	—	40,635
Prepaid expenses and other current assets	41,953	49,295
Total current assets	1,894,761	1,662,670
Property & equipment, net	574,197	602,090
Goodwill	362,916	371,259
Intangible assets, net	196,979	208,289
Other assets	49,993	42,255
Total assets	$3,078,846	$2,886,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$543,631	$534,616
Accrued expenses and other current liabilities	176,127	157,243
Current portion of long-term debt	12,423	12,128
Total current liabilities	732,181	703,987
Notes payable	329,000	223,612
Deferred income taxes	37,348	98,833
Other long-term liabilities	27,274	28,347
Long-term debt, excluding current portion	140,740	149,863
Total liabilities	1,266,543	1,204,642
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, par value $0.01 per share, authorized 100,000 shares; 51,006 shares issued and 50,441 shares outstanding at April 28, 2018, 50,622 shares issued and outstanding at July 29, 2017	510	506
Additional paid-in capital	479,220	460,011
Treasury stock at cost	(22,237)	—
Accumulated other comprehensive loss	(12,634)	(13,963)
Retained earnings	1,367,444	1,235,367
Total stockholders’ equity	1,812,303	1,681,921
Total liabilities and stockholders’ equity	$3,078,846	$2,886,563

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	39-Week Period Ended
	April 28, 2018	April 29, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$132,882	$91,286
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	65,982	63,930
Share-based compensation	21,712	18,702
Loss on disposals of property and equipment	111	825
Gain associated with disposal of investments	(699)	—
Excess tax deficit from share-based payment arrangements	—	1,403
Restructuring and asset impairment	3,370	711
Goodwill impairment	7,872	—
Deferred income taxes	(21,866)	(160)
Change in accounting estimate	(20,909)	—
Provision for doubtful accounts	8,805	4,847
Non-cash interest expense	594	79
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	(119,149)	(61,820)
Inventories	(165,049)	(19,758)
Prepaid expenses and other assets	10,317	(9,135)
Accounts payable	6,396	79,023
Accrued expenses and other liabilities	14,465	(6,836)
Net cash (used in) provided by operating activities	(55,166)	163,097
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(29,646)	(40,004)
Purchase of businesses, net of cash acquired	(29)	(9,198)
Proceeds from disposals of property and equipment	47	34
Proceeds from disposal of investments	756	—
Long-term investment	(3,397)	(2,000)
Net cash used in investing activities	(32,269)	(51,168)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(9,043)	(8,531)
Repurchase of common stock	(22,237)	—
Proceeds from borrowings under revolving credit line	500,061	154,412
Repayments of borrowings under revolving credit line	(394,671)	(276,443)
Increase in bank overdraft	23,890	19,075
Proceeds from exercise of stock options	602	165
Payment of employee restricted stock tax withholdings	(4,522)	(1,295)
Excess tax deficit from share-based payment arrangements	—	(1,403)
Capitalized debt issuance costs	—	(180)
Net cash provided by (used in) financing activities	94,080	(114,200)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(301)	(203)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,344	(2,474)
Cash and cash equivalents at beginning of period	15,414	18,593
Cash and cash equivalents at end of period	$21,758	$16,119

Supplemental disclosures of cash flow information:
Cash paid for interest	$12,368	$13,188
Cash paid for federal and state income taxes, net of refunds	$45,021	$58,199

UNITED NATURAL FOODS, INC.

Reconciliation of Operating Expenses and Operating Expenses as a Percentage of Net Sales to Adjusted Operating Expenses and Adjusted Operating Expenses as a Percentage of Net Sales (unaudited)
(in thousands, except percentages)

	13-Week Period Ended			39-Week Period Ended
	April 28, 2018	April 29, 2017	Change	April 28, 2018	April 29, 2017	Change
Net Sales	$2,648,879	$2,369,556	11.8%	$7,634,435	$6,933,438	10.1%
Total operating expenses	$325,930	$301,415	8.1%	$969,357	$895,766	8.2%
Restructuring and asset impairment expenses	151	3,946		11,393	3,946
Adjusted total operating expenses	$325,779	$297,469	9.5%	$957,964	$891,820	7.4%

Total operating expenses as a percentage of net sales	12.30%	12.72%		12.70%	12.92%
Adjusted total operating expenses as a percentage of net sales	12.30%	12.55%		12.55%	12.86%

Reconciliation of Operating Income to Adjusted Operating Income (unaudited)
(in thousands, except percentages)

	13-Week Period Ended			39-Week Period Ended
	April 28, 2018	April 29, 2017	Change	April 28, 2018	April 29, 2017	Change
Operating income	$82,157	$64,946	26.5%	$177,468	$164,556	7.8%
Restructuring and asset impairment expenses	151	3,946		11,393	3,946
Adjusted operating income	$82,308	$68,892	19.5%	$188,861	$168,502	12.1%

Reconciliation of Net Income to Adjusted EBITDA (unaudited)
(in thousands, except percentages)

	13-Week Period Ended			39-Week Period Ended
	April 28, 2018	April 29, 2017	Change	April 28, 2018	April 29, 2017	Change
Net income	$51,891	$36,587	41.8%	$132,882	$91,286	45.6%
Depreciation and amortization	21,733	21,472		65,982	63,930
Total other expense, net	4,323	4,621		10,755	13,670
Provision for income taxes	25,943	23,738		33,831	59,600
Restructuring and asset impairment expenses	151	3,946		11,393	3,946
Adjusted EBITDA	$104,041	$90,364	15.1%	$254,843	$232,432	9.6%

UNITED NATURAL FOODS, INC.

Reconciliation of GAAP Earnings per Diluted Common Share to Adjusted Earnings per Diluted Common Share (unaudited)

	13-Week Period Ended		39-Week Period Ended
	April 28, 2018	April 29, 2017	April 28, 2018	April 29, 2017
GAAP earnings per diluted common share	$1.02	$0.72	$2.61	$1.80
Restructuring and asset impairment expenses (1)	—	0.08	0.22	0.08
Tax impact of adjustments (2)	—	(0.03)	(0.07)	(0.03)
Net tax expense (benefit) related to U.S. Tax Reform (3)	0.02	—	(0.41)	—
Adjusted earnings per diluted common share	$1.04	$0.77	$2.35	$1.85

(1) Represents restructuring and impairment charges recorded related to the Company's Earth Origins Market retail business during fiscal 2018 and severance and other employee separation costs recorded during fiscal 2017.
(2) Represents the tax effect of the restructuring and impairment adjustments recorded using the blended rate for the reporting period.
(3) Represents the earnings per share impact of $1.0 million of tax expense and a $20.9 million benefit for the third quarter and year-to-date periods end April 28, 2018, respectively, related to the remeasurement of net deferred tax liabilities as a result of U.S. tax reform enacted in December 2017.

Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate (unaudited)
(in thousands,except percentages)
	April 28, 2018
	13-Week Period Ended		39-Week Period Ended
Income before income taxes	$77,834		$166,713

Provision for income taxes	25,943	33.3%	33,831	20.3%
Net tax (expense) benefit related to U.S. Tax Reform (1)	(1,008)	(1.3)%	20,883	12.5%
Adjusted provision for income taxes	$24,935	32.0%	$54,714	32.8%

(1) Represents the impact of $1.0 million of tax expense and a $20.9 million benefit for the third quarter and year-to-date periods ended April 28, 2018, respectively, related to the remeasurement of net deferred tax liabilities as a result of U.S. tax reform enacted in December 2017.

UNITED NATURAL FOODS, INC.

Reconciliation of 2018 Guidance for Estimated GAAP Diluted Earnings per Common Share to
Estimated Non-GAAP Adjusted Diluted Earnings per Common Share (unaudited)

	Fiscal Year Ending July 28, 2018
	Low Range	High Range
GAAP diluted earnings per common share	$3.39	$3.44
Restructuring and asset impairment expenses (1)	0.25	0.25
Tax impact of adjustments (2)	(0.08)	(0.08)
Net tax benefit related to U.S. Tax Reform (3)	(0.38)	(0.38)
Non-GAAP adjusted diluted earnings per common share	$3.18	$3.23

(1) Represents total estimated fiscal 2018 restructuring and impairment charges related to the Company's Earth Origins Market retail business which includes additional restructuring charges primarily related to future exit costs of approximately $1.4 million expected to be incurred during the fourth quarter of fiscal 2018.
(2) Represents the tax effect of the total estimated fiscal 2018 restructuring and impairment charges related to the Company's Earth Origins Market retail business using the estimated rate for the reporting period.
(3) Represents the impact of the estimated benefit related to the remeasurement of net deferred tax liabilities as a result of U.S. tax reform enacted in December 2017.

Reconciliation of 2018 Guidance for Estimated GAAP Effective Tax Rate to Estimated Non-GAAP Effective Tax Rate (unaudited)

	Fiscal Year Ending July 28, 2018
	Low Range	High Range
Estimated GAAP Effective Tax Rate	23.8%	24.1%
Net tax benefit related to U.S. Tax Reform (1)	8.3%	8.3%
Adjusted Estimated GAAP Effective Tax Rate	32.1%	32.4%

(1) Represents the impact of the estimated benefit related to the remeasurement of net deferred tax liabilities as a result of U.S. tax reform enacted in December 2017.